Exhibit 99.1

Press Release	Source: Hana Biosciences, Inc.

Hana Biosciences Successfully Completes Pivotal Trials of Zensana(TM), First Proprietary Ondansetron Oral Spray for Chemotherapy-Induced Nausea and Vomiting

SOUTH SAN FRANCISCO, Calif.–(BUSINESS WIRE)–March 9, 2006–Hana Biosciences, Inc. (AMEX:HBX):

•	Positive pivotal studies confirm Zensana(TM) (ondansetron oral spray) 8 mg dose is statistically bioequivalent to the current commercially available 8 mg ondansetron (Zofran®) tablet.

•	Zensana(TM) (ondansetron oral spray) delivers detectible ondansetron levels statistically faster than oral Zofran® tablets.

•	Completion of 4 registrational clinical studies, ZOOS I-IV (Zensana(TM) Ondansetron Oral Spray), allows for NDA (new drug application) submission under section 505(b)(2) in 2006.

•	Hana targets Zensana(TM) for US commercial launch in 2007.

Hana Biosciences (AMEX:HBX), a biopharmaceutical company focused on advancing cancer care, announced the successful completion of all clinical trials of Zensana(TM) (ondansetron oral spray) required for FDA registration under section 505(b)(2).

The Zensana(TM) clinical development program, consisting of 4 clinical studies including single and multiple dose pharmacokinetic studies, and evaluation of the effects of food and water on Zensana(TM), are now complete. Data from the 4 studies, referred to as ZOOS I-IV, respectively, reaffirm that Zensana(TM) 8 mg dose is statistically bioequivalent to the current commercially available 8 mg ondansetron (Zofran®) tablet, and can be conveniently administered in multiple doses. Zensana(TM) delivered statistically faster absorption as defined by median time to detectible drug levels of ondansetron at 15 minutes versus the tablet at 30 minutes.
In the 4 studies, Zensana(TM) was well tolerated by both men and women and did not result in any unexpected adverse events. Details of these results will be presented on June 3, 2006 at the ASCO Annual Meeting.

With these clinical studies complete, Hana confirms its plan to submit a New Drug Application (NDA) in 2006, following a meeting with the FDA. Hana targets commercial launch of Zensana(TM) in 2007.

"Zensana(TM) has promising market potential as a new, convenient alternative formulation for treating nausea and vomiting associated with chemotherapy which will help patients get on with their lives," stated Mark Ahn, PhD, President and CEO. "Our team is excited about establishing a focused and scalable commercial presence to serve oncologists which leverages the team's development and marketing experience."

About Zensana(TM) (Ondansetron Oral Spray)

Zensana(TM) (ondansetron oral spray) is the first multidose oral spray 5-HT3 antagonist. Zensana(TM) delivers full doses of ondansetron to patients receiving emetogenic chemotherapy. Ondansetron is approved to prevent chemotherapy and radiation-induced, and post-operative nausea and vomiting.

Patients experiencing nausea and vomiting have difficulty swallowing and holding down pills. Drug delivery via a spray to the oral mucosa avoids degradation in the gastrointestinal tract and metabolism by liver enzymes -- the so-called first-pass effect. Hana intends to file a New Drug Application (NDA) under section 505(b)(2), a form of registration that relies on data in previously approved NDAs and published literature.

Hana acquired the exclusive rights to market the novel oral spray formulation in the US and Canada from NovaDel Pharma, Inc. (AMEX:NVD). The company targets the US launch of Zensana(TM) in 2007.

About Chemotherapy-Induced Nausea and Vomiting

According to the National Cancer Institute over 500,000 Americans received chemotherapy in 2004, and the majority of these patients received an anti-emetic such as ondansetron. Nausea and vomiting are the leading concerns of patients undergoing chemotherapy. Annual US sales for ondansetron were approximately $1.0 billion, representing a 66% market share among the four approved 5-HT3 products in 2004.

About Hana Biosciences, Inc.

Hana Biosciences, Inc. (AMEX:HBX) is a South San Francisco, CA-based biopharmaceutical company that acquires, develops, and commercializes innovative products to advance cancer care. The company is committed to creating value by building a world-class team, accelerating the development of lead product candidates, expanding its pipeline by being the alliance partner of choice, and nurturing a unique company culture. Additional information on Hana Biosciences can be found at www.hanabiosciences.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of Hana's development efforts relating to its product candidates will be successful. Other risks that may affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of Hana's product candidates, the risk that the results of clinical trials may not support Hana's claims, Hana's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-KSB for the year ended Dec. 31, 2004. Hana assumes no obligation to update these statements, except as required by law.

Contact:
Hana Biosciences, Inc.
John Iparraguirre, 650-588-6377 (Investor & Media)
Fax: 650-588-2787
investor.relations@hanabiosciences.com

Source: Hana Biosciences, Inc.